Exhibit 5.1

90 Park Avenue

New York, NY 10016

212-210-9400 | Fax: 212-210-9444

Ready Capital Corporation
1251 Avenue of the Americas, 50th Floor

New York, NY 10020

Re:	Automatic Shelf Registration Statement on Form S-3ASR, filed with the Securities and Exchange Commission on March 21, 2022 (the “Registration Statement”)

Ladies and Gentlemen:

We have acted as counsel to Ready Capital Corporation, a Maryland corporation (the “Company”), in connection with the Company’s filing of the above-referenced shelf Registration Statement with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).

This opinion letter is being furnished in accordance with the requirements of Item 16 of the Commission’s Form S-3 and Item 601(b) of Regulation S-K under the Securities Act.

The Registration Statement relates to the proposed issuance and sale from time to time pursuant to Rule 415 under the Securities Act of the following securities:

(i)	shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”);

(ii)	shares of the Company’s preferred stock, par value $0.0001 per share (“Preferred Stock”) (including shares convertible into or exchangeable for other securities), with such preferences and other terms as determined in accordance with the Company’s Articles of Amendment and Restatement and Amended and Restated Bylaws, each as may be further amended and/or restated;

(iii)	depositary shares representing entitlement to all rights and preferences of fractions of shares of the Company’s Preferred Stock of a specified series and represented by depositary receipts (“Depositary Shares”);

(iv)	debt securities of the Company, which may consist of debentures, notes or other types of debt (“Debt Securities”);

(v)	warrants to purchase shares of Common Stock, Preferred Stock, Debt Securities or Depositary Shares (“Warrants”); and

(vi)	shareholder rights to purchase shares of Common Stock (“Rights”).

Alston & Bird LLP	www.alston.com
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March 21, 2022

Each series of Debt Securities will be issued pursuant to an indenture (as amended or supplemented from time to time, the “Indenture”), proposed to be entered into between the Company and a bank or trust company to be named therein, as trustee (the “Trustee”). Each Depositary Share will be issued pursuant to a deposit agreement by and between the Company and a bank or trust company as depositary (a “Deposit Agreement”) and evidenced by a depositary receipt (a “Depositary Receipt”), each Warrant will be issued pursuant to a warrant agreement (a “Warrant Agreement”), and each Right will be issued pursuant to a subscription agreement (a “Subscription Agreement”), in each case substantially in the form filed as an exhibit to a post-effective amendment to the Registration Statement or as an exhibit to a document filed under the Securities Exchange Act of 1934, as amended, and incorporated into the Registration Statement by reference.

In the capacity described above, we have considered such matters of law and of fact, including the examination of originals or copies, certified or otherwise identified to our satisfaction, of such records and documents of the Company, including, without limitation, resolutions adopted by the boards of directors or other governing bodies or controlling entities of the Company and the organizational documents of the Company, certificates of officers and representatives (who, in our judgment, are likely to know the facts upon which the opinion or confirmation will be based) of the Company, certificates of public officials and such other documents as we have deemed appropriate as a basis for the opinions hereinafter set forth. We also have made such further legal and factual examinations and investigations as we deemed necessary for purposes of expressing the opinions set forth herein.

As to certain factual matters relevant to this opinion letter, we have relied conclusively upon originals or copies, certified or otherwise identified to our satisfaction, of such records, agreements, documents and instruments, including certificates or comparable documents of officers of the Company and of public officials, as we have deemed appropriate as a basis for the opinion hereinafter set forth. Except to the extent expressly set forth herein, we have made no independent investigations with regard to matters of fact, and, accordingly, we do not express any opinion as to matters that might have been disclosed by independent verification.

In our examination of the relevant documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

Our opinions set forth below are limited to the laws of the State of Maryland, applicable provisions of the Constitution of the State of Maryland, reported judicial decisions interpreting such laws and Constitution, and federal laws of the United States of America to the extent referred to specifically herein, and we do not express any opinion herein concerning any other laws; provided, however, that opinion (6) below is limited to the laws of the State of New York that, in our professional judgment, are normally applicable to transactions of the type contemplated by the Indenture, and, with respect to opinion (6) below, we do not express any opinion herein concerning any other laws.

March 21, 2022

Based upon the foregoing, and subject, in all respects, to the limitations, qualifications, exceptions and assumptions set forth herein, it is our opinion that:

(1)	When, as and if (a) the appropriate corporate action has been taken by the Company to authorize the issuance of Common Stock, (b) any legally required consents, approvals, authorizations and other orders of the Commission and any other regulatory authorities are obtained, (c) Common Stock shall have been duly issued and delivered by the Company against payment therefor in accordance with such corporate action, and (d) certificates representing shares of Common Stock have been duly executed by the duly authorized officers of the Company in accordance with applicable law, then, upon the happening of such events, such Common Stock will be validly issued, fully paid and non-assessable (provided that the consideration paid therefor is not less than the par value thereof).

(2)	When, as and if (a) the appropriate corporate action has been taken by the Company to authorize the issuance of Preferred Stock, to fix the terms thereof and to authorize the execution and filing of articles supplementary relating thereto with the Maryland Department of Assessments and Taxation, (b) such articles supplementary shall have been executed by duly authorized officers of the Company and so filed by the Company, all in accordance with the laws of the State of Maryland, (c) any legally required consents, approvals, authorizations and other orders of the Commission and any other regulatory authorities are obtained, (d) Preferred Stock with terms so fixed shall have been duly issued and delivered by the Company against payment therefor in accordance with such corporate action, and certificates representing shares of Preferred Stock have been duly executed by the duly authorized officers of the Company in accordance with applicable law, then, upon the happening of such events, such Preferred Stock will be validly issued, fully paid and non- assessable (provided that the consideration paid therefor is not less than the par value thereof).

(3)	When, as and if (a) the terms, and the execution and delivery, of the Deposit Agreement relating to the Depositary Shares and the terms of the Depositary Shares and of their issuance and sale have been duly authorized and approved by all necessary corporate action, (b) the Deposit Agreement and the Depositary Receipts have been duly authorized, executed and delivered by the Company and such depositary as shall have been duly appointed by the Company (the “Depositary”), (c) the terms of the Depositary Shares and the Depositary Receipts have been established in accordance with the applicable Deposit Agreement so as not to violate any applicable law, rule or regulation or result in a default under or breach of any agreement or instrument binding upon the Company, and so as to comply with any applicable requirement or restriction imposed by any court or governmental authority having jurisdiction over the Company, (d) the shares of Preferred Stock relating to the Depositary Shares have been duly authorized and validly issued and are fully paid and non-assessable as contemplated in paragraph 2 above and have been deposited with the Depositary under the applicable Deposit Agreement and (e) the Depositary Receipts have been duly executed, countersigned, registered and delivered, as contemplated by the Registration Statement and any prospectus supplement related thereto, and in accordance with the terms of the Deposit Agreement and any underwriting agreement, Warrants or Warrant Agreements relating to such issuance, against payment of the consideration fixed therefor by the appropriate corporate action, the Depositary Receipts will be validly issued.

March 21, 2022

(4)	When, as and if (a) the appropriate corporate action has been taken by the Company to authorize the form, terms, execution and delivery of a Warrant Agreement (including a form of certificate evidencing the Warrants) and (b) Warrants with such terms are duly executed, attested, issued and delivered by duly authorized officers of the Company against payment in the manner provided for in the applicable Warrant Agreement and such corporate action, then, upon the happening of such events, such Warrants will be validly issued and will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except to the extent that (x) enforceability may be limited by applicable bankruptcy, insolvency, liquidation, reorganization, moratorium and other laws relating to or affecting the rights and remedies of creditors generally, and (y) the remedy of specific performance and other forms of equitable relief may be subject to certain defenses and to the discretion of the court before which proceedings may be brought (regardless of whether enforceability is considered in a proceeding in equity or at law) (the “Bankruptcy and Equity Exception”).

(5)	When, as and if (a) the appropriate corporate action has been taken by the Company to authorize the form, terms, execution and delivery of a Subscription Agreement (including a form of certificate evidencing the Rights) and (b) the Rights with such terms are duly executed, attested, issued and delivered by duly authorized officers of the Company against payment in the manner provided for in the applicable Subscription Agreement and such corporate action, then, upon the happening of such events, such Rights will be validly issued and will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to the Bankruptcy and Equity Exception.

(6)	When, as and if (a) the appropriate corporate action has been taken by the Company to authorize the form, terms, execution and delivery of any series of Debt Securities, (b) the Debt Securities shall have been issued in the form and containing the terms set forth in the Registration Statement, the Indenture and such corporate action, (c) any legally required consents, approvals, authorizations and other orders of the Commission and any other regulatory authorities are obtained, (d) due execution of the Debt Securities by the Company, the Debt Securities have been duly authenticated by the Trustee in accordance with the applicable Indenture, and (f) the issuance and delivery of the Debt Securities against payment therefore as provided in the Indenture and other applicable agreements, then, upon the happening of such events, the Debt Securities will be validly issued and will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to the Bankruptcy and Equity Exception.

This opinion letter is provided for use solely in connection with the transactions contemplated by the Registration Statement and may not be used, circulated, quoted or otherwise relied upon for any other purpose without our prior written consent, which may be granted or withheld in our sole discretion. The only opinions rendered by us consist of those matters set forth in those paragraphs numbered (1) through (6) above, and no opinion may be implied or inferred beyond the opinion expressly stated. Our opinions expressed herein are each made as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof that may affect our opinions expressed herein.

March 21, 2022

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act or that we otherwise are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

ALSTON & BIRD LLP

By:	/s/ Michael J. Kessler
Michael J. Kessler
A Partner